Exhibit 99
CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

      PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS STRONG FOURTH  QUARTER AND ANNUAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2012

Cranbury NJ – January 29, 2013....... 1ST Constitution Bancorp (NASDAQ:  FCCY), the holding company for 1ST Constitution Bank, reported net income for the fourth quarter of 2012 of $1.2 million, or $0.20 per diluted share, compared to net income for the fourth quarter of 2011 of $1.1 million, or $0.21 per diluted share.  During the fourth quarter of 2012, the Company concluded a rights offering to existing shareholders, which resulted in the issuance of 555,555 new shares of common stock and raised approximately $4.8 million of additional equity capital.

Net income for the year ended December 31, 2012 was $5.1 million, or $0.90 per diluted share, compared to $3.9 million, or $0.74 per diluted share, for the year ended December 31, 2011.  All per share amounts have been adjusted to give effect to a five percent stock dividend declared December 20, 2012, payable on January 31, 2013, to shareholders of record as of the close of business on January 14, 2013.

Net income, when compared to the same periods in 2011, increased by $142 thousand, or 12.9 percent, for the quarter ended December 31, 2012, and by $1.1 million, or 28.7 percent, for the year ended December 31, 2012.  At December 31, 2012, the Company’s tangible book value per common share was $10.02.

Robert F. Mangano, President and Chief Executive Officer, said “The increase in net income for the year ended December 31, 2012 was principally the result of an increase in net interest income and non-interest income, partially offset by increased non-interest expense on a comparative basis commensurate with the growth of the Company.”

Net interest income was $27.7 million for the year ended December 31, 2012, which was 20.0 percent above the $23.1 million reported for the year ended December 31, 2011.  Earnings for the year ended December 31, 2012 were bolstered by the continued generation of non-interest income, which totaled $5.3 million for the year.  On a comparative basis, non-interest income for the year ended December 31, 2012 was up by $751 thousand, or 16.6 percent, when compared to results for the 2011 year.

The provision for loan losses for the year ended December 31, 2012 totaled $2.1 million, compared to $2.6 million for the year ended December 31, 2011.  Net charge-offs for the year ended December 31, 2012 were $533 thousand, compared to net charge-offs of $2.8 million for the year ended December 31, 2011.

At December 31, 2012, the allowance for loan losses was $7.2 million, or 1.37 percent of total loans, compared to $5.5 million, or 1.16 percent of total loans at December 31, 2011.  Non-performing assets at December 31, 2012 were $14.3 million, compared to non-performing assets of $15.4 million at December 31, 2011.  Non-performing assets at December 31, 2012 included non-performing loans of $5.9 million and other real estate owned of $8.3 million; comparable amounts at December 31, 2011 were non-performing loans of $3.0 million and other real estate owned of $12.4 million, respectively.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier 1 capital, and leverage capital ratios were 12.98 percent, 11.84 percent, and 9.23 percent, respectively at December 31, 2012.

At December 31, 2012, total assets were $841.0 million, an increase of $49.3 million from total assets at December 31, 2011 of $791.7 million.  Deposits at December 31, 2012 were $707.7 million, up from $623.9 million in deposits at December 31, 2011.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Income Statement Data :
Interest income	$8,409	$8,363	$32,837	$29,857
Interest expense	1,226	1,517	5,151	6,787
Net interest income	7,183	6,846	27,686	23,070
Provision for loan losses	500	1,275	2,150	2,558
Net interest income after prov.for loan losses	6,683	5,571	25,536	20,512
Non-interest income	1,598	1,122	5,267	4,516
Non-interest expenses	6,601	5,230	23,771	19,806
Income before income taxes	1,680	1,463	7,032	5,222
Income tax expense	439	364	1,972	1,291
Net income	$1,241	$1,099	$5,060	$3,931

Per Common Share Data (a) :
Earnings per common share - Basic	$0.21	$0.21	$0.92	$0.74
Earnings per common share - Diluted	$0.20	$0.21	$0.90	$0.74
Tangible book value per common share			$10.02	$9.73
Average common shares outstanding :
Basic	5,959,995	5,320,181	5,511,114	5,302,287
Diluted	6,073,113	5,337,381	5,607,103	5,341,254

(a) Includes the effect of the 5% stock dividend
payable January 31, 2013

Performance Ratios :
Return on average assets	0.61%	0.57%	0.65%	0.54%
Return on average equity	7.70%	8.04%	8.63%	7.60%
Net interest margin (tax-equivalent basis)	3.94%	3.90%	3.98%	3.55%
Efficiency ratio	75.2%	65.6%	72.1%	71.8%

			December 31,	December 31,
			2012	2011
Balance Sheet Data:
Total Assets			$840,968	$791,727
Investment securities			225,869	236,158
Loans			521,814	475,432
Loans held for sale			35,960	19,234
Allowance for loan losses			(7,151)	(5,534)
Goodwill and other intangible assets			5,158	5,426
Deposits			707,689	623,862
Shareholders' equity			65,054	55,000

Asset Quality Data :
Loans past due over 90 days and still accruing			$85	$0
Nonaccrual loans			5,879	2,992
OREO property			8,333	12,409
Total non-performing assets			14,297	15,401
Net charge-offs (recoveries)			533	2,787
Allowance for loan losses to total loans			1.37%	1.16%
Nonperforming loans to total loans			1.14%	0.63%
Nonperforming assets to total assets			1.70%	1.95%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			9.23%	8.82%
Tier 1 capital to risk weighted assets			11.84%	11.27%
Total capital to risk weighted assets			12.98%	12.22%
1st Constitution Bank
Tier 1 capital to average assets			9.05%	8.49%
Tier 1 capital to risk weighted assets			11.43%	10.79%
Total capital to risk weighted assets			12.57%	11.73%